Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Iovance Biotherapeutics, Inc. on Form S-8 of our report dated February 25, 2021, with respect to our audits of the consolidated financial statements of Iovance Biotherapeutics, Inc. as of December 31, 2020 and for each of the two years in the period ended December 31, 2020 appearing in the Annual Report on Form 10-K of Iovance Biotherapeutics, Inc. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp

New York, NY

March 11, 2022